Exhibit 5.2

October 26, 2010

To: JINKOSOLAR HOLDING CO., LTD.

1 Jing Ke Road, Shangrao Economic Development Zone

Shangrao, Jiangxi Province 334100

People’s Republic of China

Re: The public offering and listing of American Depositary Shares representing ordinary shares issued by JINKOSOLAR HOLDING CO., LTD.

Dear Sirs:

We are qualified lawyers in the People’s Republic of China (the “PRC”, excluding, for the purpose of this legal opinion, the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan), and as such qualified to provide formal legal opinions on PRC law.

We have acted as PRC counsel to JINKOSOLAR HOLDING CO., LTD., a company incorporated under the laws of the Cayman Islands (the “Company”) in connection with (i) the Company’s Registration Statement on Form F-1, which will include a prospectus (the “Prospectus”) and filed with the Securities and Exchange Commission (the “SEC”) on October 26, 2010 (the “Registration Statement”), relating to the proposed public offering (the “Offering”) of the Company’s American Depositary Shares (“ADSs”) as evidenced by American Depositary Receipts with each ADS representing four ordinary shares, par value US$ 0.00002 per share; and (ii) the Company’s proposed listing of its ADSs on the New York Stock Exchange (the “Listing”).

We have been requested to give this opinion with regard to the Company, PAKER TECHNOLOGY LTD. (“Paker”), a company incorporated under the laws of the Hong Kong Special Administrative Region, JINKO SOLAR CO., LTD., a company incorporated under PRC law (“Jiangxi Jinko”), ZHEJIANG JINKO SOLAR CO., LTD., a company incorporated under PRC law (“Zhejiang Jinko”), JINKO SOLAR IMPORT AND EXPORT CO., LTD., a company incorporated under PRC law (“Shangrao Jinko”), ZHEJIANG JINKO TRADING CO., LTD., a company incorporated under PRC law (“Zhejiang Jinko Trading”) (Jiangxi Jinko, Zhejiang Jinko, Shangrao Jinko and Zhejiang Jinko Trading are collectively referred to as the “PRC Subsidiaries”).

For the purpose of giving this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by or on behalf of the Company, Paker and the PRC Subsidiaries, and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion (collectively the “Subject Documents”).

In giving this opinion, we have assumed the following:

(1)	all Subject Documents submitted to us as copies conform to their originals and all Subject Documents submitted to us as originals are authentic;

(2)	all signatures, seals and chops on the Subject Documents are genuine;

(3)	all parties to the Subject Documents, other than the PRC Subsidiaries and the Founders, have validly authorized, executed and delivered the relevant Subject Documents;

(4)	all facts and information stated or given in the Subject Documents are complete, true and correct;

(5)	each of the Company, Paker is a limited liability company duly incorporated and validly existing under the laws of the relevant jurisdiction of incorporation;

(6)	all Subject Documents expressed to be governed by laws other than PRC law are legal, valid and binding under such laws; and all necessary consents, approvals and authorizations from competent governmental authorities (other than governmental authorities in the PRC) have been obtained or granted for the execution, effectiveness, performance, enforcement, transfer, assignment, or delegation of such documents;

(7)	unless otherwise indicated, up until the date of this legal opinion, none of the Subject Documents as they were presented to us has been revoked, amended, varied or supplemented; and

(8)	as to questions of fact material to the opinions expressed hereof, we have, when facts were not independently established by us, relied upon relevant statements, approvals, certificates, licenses, or confirmations provided to us by the Company.

Unless otherwise provided herein, this opinion is rendered on the basis of PRC law effective as of the date hereof. There is no assurance that any of such laws will not be changed, or amended in the future, with or without retroactive effect.

We do not purport to be experts on, and do not purport to be generally familiar with or qualified to express legal opinions based on any laws other than PRC law and accordingly express no legal opinions herein based upon any laws other than PRC law.

Based on and subject to the foregoing, we are of the opinion that:

A. Each of the PRC Subsidiaries has been duly incorporated and is validly existing with legal person status and limited liability in good standing under PRC law and has the corporate power to own and lease the properties it purports to own and lease and to conduct the business in which it is engaged as described in the Prospectus. The Company indirectly owns 100% of the PRC Subsidiaries’ equity, and to the best of our knowledge after due and reasonable inquiries, such equity interest is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or any other third-party right. Each of Jiangxi Jinko and Zhejiang Jinko has been duly qualified as a foreign invested enterprise. Each of the PRC Subsidiaries has obtained all approvals, authorizations, consents and orders, and has made all filings and registrations required under PRC law for the Company’s ownership interest in the PRC Subsidiaries; and to the best of our knowledge after due and reasonable inquiries, there are no outstanding rights, warrants or options to acquire, or instruments created under PRC law convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in the PRC Subsidiaries.

B. To the best of our knowledge after due and reasonable inquiries and except as described in the Pricing Disclosure Package as of the Applicable Time and the Prospectus, all PRC licenses and approvals required to establish and maintain the enterprise legal person status of the PRC Subsidiaries have been duly issued and obtained by each of the PRC Subsidiaries, and all such licenses and approvals are valid and in full force and effect, have not been revoked, withdrawn, suspended or cancelled and are not subject to any condition other than the timely contribution of capital by the shareholders of each of the PRC Subsidiaries as required by PRC law, and the annual inspection conducted by relevant government authorities, where applicable.

C. As of the date of this opinion, Paker is obliged to make additional capital contribution of US$64.5 million to the registered capital of Jiangxi Jinko no later than January 2011, and Paker and Jiangxi Jinko are obliged to make additional capital contribution of US$38.3 million to the registered capital of Zhejiang Jinko no later than August 2012 (the “Remaining Capital Contribution Obligation”). Each of the Company, Paker and the PRC Subsidiaries is not, and will not be, in violation of any PRC law due to the Remaining Capital Contribution Obligation as long as Paker and Jiangxi Jinko fulfill their Remaining Capital Contribution Obligation before the deadline specified in the preceding sentence. As of the date of this opinion, except for the Remaining Capital Contribution Obligation, the registered capital of each of the PRC Subsidiaries has been fully paid up.

D. As of the date of this opinion, the articles of association of each of the PRC Subsidiaries comply with the requirements of the applicable PRC law and are in full force and effect.

E. As of the date of this opinion, to the best of our knowledge after due and reasonable inquiries, except for PRC Subsidiaries and Shangrao Jinkosolar Vocational Training School, the Company has no other subsidiary in the PRC and does not own or control, directly or indirectly, any equity, beneficial or other ownership interest in any corporation, partnership, joint venture or any other person in the PRC.

F. Each of the PRC Subsidiaries can legally conduct their respective business as described in the Prospectus, and to the best of our knowledge after due and reasonable inquiries and except as described in the Pricing Disclosure Package as of the Applicable Time and the Prospectus, each of the PRC Subsidiaries is not (1) in violation of its articles of association or other constitutional or organizational documents, or its business license; (2) in violation of PRC law; or (3) in default in the performance or observance of any material obligation, covenant or condition contained in any material agreements known to us and to which each of the PRC Subsidiaries is a party or by which it or any of its respective properties is bound, except in case of clauses (2) and (3) above, where such violation or default would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company and the PRC Subsidiaries, taken as a whole.

G. To the best of our knowledge and except as described in the Pricing Disclosure Package as of the Applicable Time and the Prospectus, each of the PRC Subsidiaries has legal and valid title or right of use to all real property and legal and valid title to all other properties and assets owned by it, in each case free and clear of all liens, encumbrances and defects or such as do not materially affect the value of such property or do not materially interfere with the use made and proposed to be made of such properties or assets by the PRC Subsidiaries.

H. To the best of our knowledge after due and reasonable inquiries, none of the PRC Subsidiaries is infringing, misappropriating or violating the intellectual property rights of any third party in the PRC; none of the patents and patent applications, copyrights, trademarks, service marks, trade names, Internet domain names, technology, know-how (including trade secrets and other unpatented and/or unpatentable proprietary rights) and other intellectual property necessary or used in any material respect to conduct the Company’s business in the manner in which it is being conducted and in the manner in which it is contemplated as set forth in the Prospectus (collectively, the “Intellectual Property”) is subject to any outstanding order, judgment or ruling restricting the use of such Intellectual Property in the PRC that would impair the validity or enforceability of such Intellectual Property in any material respect; and no security interests or other liens have been created with respect to any of the Intellectual Property.

I. To the best of our knowledge after due and reasonable inquiries, none of the PRC Subsidiaries has made or holds any outstanding guarantees or contingent payment obligations respecting the indebtedness of third parties, except as described in the Pricing Disclosure Package as of the Applicable Time and the Prospectus.

J. To the best of our knowledge after due and reasonable inquiries and, except as described in the Pricing Disclosure Package as of the Applicable Time and the Prospectus, all returns, reports or filings which ought to have been made in respect of any of the PRC Subsidiaries for taxation purposes as required by PRC law are not the subject of any dispute with the relevant tax, revenue or other appropriate authorities except for those that would not reasonably be expected to have a Material Adverse Effect on the PRC Subsidiaries; and any of the PRC Subsidiaries has not received written notice of any material tax deficiency from PRC tax authorities with respect to the PRC Subsidiaries.

K. Each of the material agreements has been duly authorized, executed and delivered by the PRC Subsidiaries, and to the extent applicable, the PRC Subsidiaries have taken all necessary corporate actions to authorize the performance thereof; each of the PRC Subsidiaries has the corporate power and capacity to enter into and to perform its obligations under such material agreements; each of the material agreements to which each of the PRC Subsidiaries is a party constitutes a legal, valid and binding obligation of the relevant PRC Subsidiaries, as the case may be, enforceable against the relevant PRC Subsidiaries in accordance with its terms; it is being understood that our opinion regarding the authorization, execution, delivery and enforceability in this Section K is limited to agreements or instruments governed by PRC law only.

L. To the best of our knowledge and except as described in the Pricing Disclosure Package as of the Applicable Time and the Prospectus, the Founders have completed all relevant registrations under the Circular on Issues relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Circular 75”) issued by the State Administration of Foreign Exchange on October 21, 2005.

M. As the date hereof, to the best of our knowledge and subject to any future rules, regulations, requirements, or explanations to the contrary promulgated by competent PRC governmental authorities, the Company is not required to obtain the approval of the China Securities Regulatory Commission (the “CSRC”), for its performance of the Offering and the Listing contemplated under the Prospectus in accordance with the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“Regulation No. 10”), which came into effect on September 8, 2006 and which was further clarified by the CSRC on its official website on September 21, 2006 and were further amended on June 22, 2009.

N. To the best of our knowledge and except as described in the Pricing Disclosure Package as of the Applicable Time and the Prospectus, each of Jiangxi Jinko and Zhejiang Jinko is currently not prohibited, directly or indirectly, from paying any dividends or other distributions to Paker and all dividends and other distributions declared in Renminbi and payable by Jiangxi Jinko and Zhejiang Jinko to Paker may be converted into foreign currency and transferred out of the PRC in accordance with the applicable PRC laws and the articles of association of Jiangxi Jinko and, except as described in the Pricing Disclosure Package, all such dividends and other distributions are not and will not be subject to withholding or other taxes under PRC law and are free and clear of any other tax, withholding or deduction in the PRC and without the necessity of obtaining any governmental authorization in the PRC.

O. To the best of our knowledge after due and reasonable inquires and except as described in the Pricing Disclosure Package as of the Applicable Time and the Prospectus, there is no transaction tax, stamp duty or similar tax or duty or capital gain, income, withholding or other taxes that are payable by or on behalf of the Underwriter or the Depositary in the PRC or to the government of the PRC or any political subdivision or taxing authority thereof in connection with (1) the issuance of the Ordinary Shares and ADSs as contemplated in the Prospectus; (2) the sale and delivery of the ADSs by the Underwriters outside the PRC to the initial purchasers as contemplated in the Prospectus, (3) the sale and delivery by the Company of the ADSs and the Ordinary Shares outside the PRC to or for the respective accounts of the Underwriters, or (4) the deposit with the Depositary of any Ordinary Shares against the issuance of the ADRs evidencing the ADSs.

P. To the best of our knowledge after due and reasonable inquiries and except as described in the Pricing Disclosure Package as of the Applicable Time and the Prospectus, there is no any action, suit, proceeding, inquiry or investigation, pending or threatened, to which any of the PRC Subsidiaries is a party, or to which the properties of the PRC Subsidiaries are subject, before or brought by any court or governmental agency or body or other persons in the PRC, which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the Offering contemplated in the Prospectus.

Q. Insofar as PRC law and subjects are concerned and for disputes related to the Offering, the irrevocable submission of the Company and each of the Founders to the jurisdiction of any New York Court, the waiver by the Company and each of the Founders of any objection to the venue of a proceeding in a New York Court, the waiver and agreement not to plead an inconvenient forum, the waiver of sovereign immunity and the agreement of the Company and each of the Founders that the Underwriting Agreement and Deposit Agreement shall be construed in accordance with and governed by the laws of the State of New York will be respected by PRC law; service of process effected in the manner set forth in the Underwriting Agreement and the Deposit Agreement will be effective, to confer valid personal jurisdiction over the Company and each of the Founders; and any judgment obtained in a New York Court arising out of or in relation to the obligations of the Company and each of the Founders under the Underwriting Agreement and the Deposit Agreement will be recognized in PRC courts subject to the conditions described under the caption “Enforceability of Civil Liabilities” in the Prospectus.

R. To the best of our knowledge after due and reasonable inquiries and except as described in the Pricing Disclosure Package as of the Applicable Time and the Prospectus, the PRC Subsidiaries have not taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of the PRC Subsidiaries or for the suspension, withdrawal, revocation or cancellation of any of their respective business licenses.

S. After due and reasonable inquiries and except as described in the Pricing Disclosure Package as of the Applicable Time and the Prospectus, each of the PRC Subsidiaries and their respective properties, assets and operations are in compliance with all applicable PRC environmental laws and regulations in all material respects; each of the PRC Subsidiaries holds all necessary permits, authorizations and approvals required under all applicable PRC environmental laws and regulations except where the lack of such permits, authorizations and approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, except Zhejiang Jinko has not completed the registration of its use of ultra toxic chemicals with the competent authority for 2010; there are no past, present or, to the best of our knowledge, reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to any of the PRC Subsidiaries under, or to interfere with or prevent compliance by any of the PRC Subsidiaries with, any applicable PRC environmental laws or regulations except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; none of the PRC Subsidiaries (A) is the subject of any investigation, (B) has received any notice or claim, (C) is a party to or affected by any pending or, to the best of our knowledge after due inquiries, threatened action, suit or proceeding, (D) is bound by any judgment, decree or order or (E) has entered into any agreement, in each case relating to any alleged violation of any applicable PRC environmental laws or regulations or any actual or alleged release or, to the best of our knowledge after due inquiries, threatened release or cleanup at any location of any hazardous materials.

T. After due and reasonable inquiries and except as described in the Pricing Disclosure Package as of the Applicable Time and the Prospectus, each of the PRC Subsidiaries is in compliance with all applicable labor laws and regulations in the PRC in all material respects and has made all mandatory contributions to employee social insurance in accordance with applicable PRC laws, and except for such legal obligations under PRC law, none of the PRC Subsidiaries has material outstanding and overdue legal obligations to provide any other actual or contingent employee benefits or perquisites to any present or past employees, whether permanent or temporary, of such company; there are no past, present or, to the best of our knowledge, reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to any of the PRC Subsidiaries under, or to interfere with or prevent compliance by any of the PRC Subsidiaries with, any labor laws or regulations in the PRC except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

U. The consummation of the Offering contemplated in the Prospectus and the use of the proceeds from the Offering under the caption “Use of Proceeds” will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any property or assets of the Company or each of the PRC Subsidiaries pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument governed by PRC law, known to us, to which the Company or the PRC Subsidiaries is a party or by which they may be bound, or to which any of their property or assets is subject (except for such conflicts, breaches, defaults or liens, charges or encumbrances that would not have a Material Adverse Effect), nor will such action result in any violation of the provisions of the articles of association or other organizational document of the PRC Subsidiaries or any applicable treaty, law, statute, rule, regulation, judgment or order, known to us, of any government, government instrumentality or court in the PRC, having jurisdiction over each of the PRC Subsidiaries or any of its properties, assets or operations.

V. The statements set forth in the Prospectus under the caption “Prospectus Summary”, “Risk Factors”, “Our Corporate Structure and History”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Related Party Transaction”, “Regulations” , “Taxation” and “Enforceability of Civil Liabilities” in the Company’s Prospectus, to the extent that it constitutes summaries of PRC laws or legal conclusions in respect of PRC law, or summaries of PRC legal proceedings, or summarizes the terms and provisions of documents governed by PRC law, are correct and accurate in all material respects, and do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

This opinion is subject to this qualification: notwithstanding above, there are uncertainties as to how the Circular 75, Regulation No. 10 and other relevant PRC laws will be interpreted and implemented in the future by the competent PRC governmental authorities. If any rules, regulations, requirements, or interpretations which are contrary to our opinion are made in the future by PRC competent governmental authorities, the Founders, the PRC Subsidiaries, the Company, Paker and any other relevant party shall comply with such rules, regulations, requirements, or interpretations.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the references to our name under the captions “Risks Related to Doing Business in China”, “Our Corporate History and Structure”, “Regulation”, “Taxation”, “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus.

Sincerely yours,

/s/ Chen & Co. Law Firm

Chen & Co. Law Firm

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